Ex. (m)(9)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

November 1, 2008

Board of Directors

Dryden Total Return Bond Fund, Inc.

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re: Cap on Fund Expenses

_____________________________

To the Board of Directors:

Effective November 1, 2008, Prudential Investments LLC (“PI”), as Investment Manager of the Fund, has contractually agreed to reimburse expenses and/or waive fees for the Fund through February 28, 2010 so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees, and non-routine expenses, does not exceed 0.60%

Prudential Investments LLC

By:	/s/ Robert F. Gunia

Robert F. Gunia

Executive Vice President